UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                               Amendment No. 2 to

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 15, 2006
                                                          --------------

                      Online Vacation Center Holdings Corp.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


          Florida                       0-32137                 65-0701352
          -------                       -------                 ----------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)


   1801 N.W. 66th Avenue, Suite 102, Plantation, Florida           33313
   -----------------------------------------------------           -----
         (Address of principal executive offices)                (Zip Code)

       Registrant's telephone number, including area code: (954) 377-6400
                                                            -------------
                         Alec Bradley Cigar Corporation
                         ------------------------------
             3400 S.W. 26th Terrace, Suite A-1, Dania, Florida 33312
             -------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:     This report on Form 8-K/A amends the Company's
                      previously filed Form 8-K/A filed on March 21, 2006.

Item 1.01 Entry into a Material Definitive Agreement: Item 2.01 Completion of Acquisition or Disposition of Assets; Item 3.02 Unregistered Sales of Equity Securities; Item 3.03 Material Modification to Rights of Security Holders; Item
5.01 Changes in Control of Registrant; Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

         Effective March 15, 2006 the following actions were completed by Online Vacation Center Holdings Corp. (formerly known as Alec Bradley Cigar Corporation) (the "Company"):

         * the sale of substantially all the assets of the Company by selling its cigar operations pursuant to the terms of an asset purchase agreement between Alec Bradley Cigar Corporation and Alan Rubin and a share exchange agreement with Online Vacation Center Holdings, Inc.;
         * amendment to the Company's articles of incorporation to eliminate preemptive rights provided to its shareholders;
         * amendment to the Company's articles of incorporation to change its name to Online Vacation Center Holdings Corp.;
         * amendment to the Company's articles of incorporation to increase its authorized common stock to 80,000,000 shares; and
         * adoption of the 2005 Management and Director Equity Incentive and Compensation Plan.

         For accounting purposes the consummation of these actions resulted in a reverse merger and Online Vacation Center Holdings, Inc. is the accounting survivor and surviving business entity; however, the Company is the surviving legal entity. The Company's Board of Directors approved and recommended, pursuant to a written consent dated August 25, 2005, that the proposals be accepted by its shareholders. Alan Rubin and Bruce Ginsberg beneficially owning in the aggregate 3,395,000 shares of common stock of the Company, representing approximately 75% of the voting power, gave their written consent to the proposals. If the proposals were not adopted by written consent, it would have been required to be considered by the Company's stockholders at a special or annual stockholders' meeting convened for the specific purpose of approving the proposals. Information covering the proposals was delivered to the Company's record shareholders as of January 30, 2006.

SHARE EXCHANGE AND ASSET SALE

         Under a share exchange agreement dated August 25, 2005, effective March 15, 2006, the Company has issued to the Online Vacation Center Holdings, Inc. interest holders an aggregate of 15,000,000 shares of the Company's common stock in exchange for a 100% interest in Online Vacation Center Holdings, Inc. In connection with the share exchange, pursuant to an asset purchase agreement, the Company sold all of its assets (and transferred all of its liabilities) to Alan Rubin for a total purchase price of 2,700,000 shares of the Company's common stock. The 2,700,000 shares were returned to the Company and have been cancelled. Mr. Rubin was the principal shareholder and sole executive officer and director of the Company. The closing of the asset purchase agreement was a condition of the share exchange with Online Vacation Center Holdings, Inc.

         Under the share exchange agreement the holders of all 171,429 shares of Online Vacation Center Holdings, Inc. and the holder of $3,000,000 Online Vacation Center Holdings, Inc. debentures (such debentures were converted into common stock of Online Vacation Center Holdings, Inc. immediately prior to the share exchange) exchanged their interests in Online Vacation Center Holdings, Inc. for an aggregate of 15,000,000 shares of the Company's common stock. The shares were issued pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act. An aggregate of ten individuals and entities received shares of common stock pursuant to the share exchange. The individuals and entities are all accredited. The individuals and entities received current information about the Company and the transactions and have had an opportunity to ask questions about the Company and the transactions. All shares of common stock issued pursuant to the share exchange contain legends restricting transferability absent registration or applicable exemption. The aggregate number of shares of common stock of the Company issued to the shareholders and debenture holder constitute approximately 90% of the Company's common stock outstanding immediately after the effective time of the share exchange. Pursuant to the share exchange, Alan Rubin and four other shareholders of the Company owning an aggregate of 368,000 shares of the Company's common stock entered into lock up agreements preventing such individuals from selling or transferring such shares for a period of 12 months from the effective date of the share exchange.

         Immediately following the effectiveness of the share exchange there were 16,799,777 shares of the Company's common stock outstanding.

MANAGEMENT AFTER THE SHARE EXCHANGE

Management
----------

         As a result of the asset sale and share exchange, a change in control in the Company has occurred. Alan Rubin resigned as chief executive officer, chief financial officer and director of the Company upon the effectiveness of the share exchange. The new board of directors of the Company consists of Edward
B. Rudner, Richard Anthony McKinnon, Brian P. Froelich and Frank Bracken. These directors will serve as directors of the Company until the next annual meeting of shareholders and until their respective successors are elected and qualified. The new board of directors has appointed new officers of the Company. Biographical information concerning the new directors and officers is set forth below:

         Name                 Age       Position
         ----                 ---       --------
Richard Anthony McKinnon       65       Chairman of the Board of Directors
Edward B. Rudner               55       Director, Chief Executive Officer, Chief
                                        Financial Officer
Brian P. Froelich              59       Director
Frank Bracken                  65       Director

Richard Anthony (Tony) McKinnon. Mr. McKinnon commenced serving as chairman of the board of directors of the Company on the effective date of the share exchange. With a background at senior levels in marketing and executive management, Mr. McKinnon has accumulated over thirty years of experience in the travel industry. His experiences include executive responsibilities at American Airlines, Pan American World Airways, Delta Air Lines, Wyndham Resort Hotels, USAir, American Hawaii Cruises and The Delta Queen Steamboat Company. Most recently, McKinnon successfully developed Vacation.com, which is currently a network of approximately 6,000 travel agencies across North America. With the sale of Vacation.com to Amadeus, a leading global distribution system and technology provider serving the marketing, sales and distribution needs of the world's travel and tourism industries, Mr. McKinnon served as CEO of Amadeus' North American Operations from 2000 through 2004. From February 2005 through October 2005, he served as a senior adviser to the Seabury Group, a consulting firm. Mr. McKinnon currently provides consulting services to travel industry companies. He also currently serves as a director for the Baptist Foundation of Texas, Tauck, Inc. and Ocean Air Holdings, Inc. Mr. McKinnon holds a BS from the United States Military Academy and a JD from Emory University School of Law.

Edward B. Rudner. Mr. Rudner commenced serving as director, Chief Executive Officer and Chief Financial Officer of the Company on the effective date of the share exchange. Mr. Rudner has served as an executive officer and director of

Online Vacation Center Holdings, Inc. since its inception in October 2000 and commenced serving on the board of directors of the Company on the effective date of the share exchange. Prior to founding Online Vacation Center Holdings, Inc., Mr. Rudner served as chief financial officer and then chief operating officer of Alamo Rent A Car. During his tenure Alamo Rent A Car expanded from a Florida company with 400 cars to a national car rental company with over 50,000 cars. In 1984, Mr. Rudner became President and CEO of Certified Tours, which grew from selling 10,000 vacation packages a year to over 250,000. In 1989, Mr. Rudner became Chairman and CEO of Renaissance Cruises, which expanded ship assets from $60 million to over $1 billion and increased revenues from $20 million to over $300 million by 1999. Following his departure, on September 25, 2001, Renaissance Cruises filed for bankruptcy under Chapter 11 in the United States Bankruptcy Court, Southern District of Florida. Renaissance Cruises ceased operations and its assets were placed in a liquidating trust. Mr. Rudner holds a BA in history, cum laude from the University of Massachusetts.

Brian P. Froelich. Mr. Froelich commenced serving on the board of directors of the Company on the effective date of the share exchange. After four years in public accounting with Arthur Anderson and Coopers and Lybrand and five years at US Life, he founded BPF Travel in 1979. In 1984 he sold BPF Travel to American Express. With BPF Travel's acquisition by American Express, he became part of the senior executive team of American Express. During his tenure at American Express, he was general manager of the domestic Travel Management Services business. As a result of his performance he was named to the American Express Hall of Fame. From 1999 through 2001 he served as Senior Vice President, Consumer Travel, American Express. From 2001 through 2002 he served as president and CEO of Allied Tours, a subsidiary of Global Vacation Group, Inc. (NYSE: GVG) where he affected the turnaround of Allied Tours and sold it to a large European travel company. Since 2003 he has served as president and CEO of Fenevations, LLC, a U.S.-based manufacturer of custom windows and doors. Mr. Froelich holds a BS in Finance from Boston College, an MBA from Rutgers University, and a JD from Seton Hall Law School.

Frank Bracken. Following the effectiveness of the share exchange the board of directors of the Company appointed Frank Bracken to serve as a director of the Company. Mr. Bracken retired from Haggar Clothing Co. in 2005. He had served as President and Chief Operating Officer of Haggar Clothing Co. since July 20, 1994, becoming the first non-Haggar family member in the company's 75-year history to assume that responsibility. Mr. Bracken, served his entire 42-year professional career at Haggar, joining the company as a management trainee in 1963. In 1971, he was named Regional Sales Manager, in 1976 he was named Vice President/National Sales Manager, and then earned the title of Senior Vice President of Sales and Merchandising in 1984. In 1988, all marketing functions were added to that responsibility and he was named Senior Vice President of Marketing. In 1991, he added the responsibilities of Domestic and International Manufacturing, Private Label Products and the Horizon Group, Haggar's division for mass market retailers and was named Executive Vice President. In 1994, he assumed the position of President and COO. Mr. Bracken sits on the Chancellor's Advisory Committee at the University of North Texas (UNT), served with the UNT's 2001 Capital Campaign, serves on the College of Business Advisory Board, and has served on UNT's Alumni Board. He was honored as Distinguished UNT Alumnus in 1995. He is Fund Development Chair on the National Board for Big Brothers Big Sisters of America and serves as Board Development Chair for Big Brothers Big Sisters of North Texas. Mr. Bracken serves on numerous other industry and charitable boards.

Compensation
------------

         Employment Agreements
         ---------------------

         On March 16, 2006, the Company entered into an executive employment agreement with Mr. Rudner. In consideration for serving as president and chief executive officer, the Company will pay Mr. Rudner an initial annual base salary of $300,000, payable bi-weekly. The base salary is subject to annual automatic incremental increases of the greater of the percentage increase in the consumer price index or 6% of the previous year's base salary. In addition, the Company issued Mr. Rudner incentive stock options to purchase 300,000 shares of common stock and nonqualified stock options to purchase 200,000 shares of common stock which are exercisable at 150% of the fair market value of the Company's common stock as of the effective date of the share exchange ($1.27). All of the nonqualified stock options and incentive stock options to purchase 100,000 shares vested immediately. Incentive stock options to purchase 100,000 shares of common stock vest on March 15, 2007 and the remaining 100,000 incentive stock options vest on March 15, 2008. All of the options were issued under the 2005 Management and Director Equity Incentive and Compensation Plan. Mr. Rudner also received options in connection with his service as a director of the Company. Mr. Rudner is also entitled to a performance based bonus and to participate in all Company benefit programs. Mr. Rudner is entitled to five weeks paid vacation per year, reimbursement of all reasonable out-of-pocket business expenses, a monthly automobile allowance of $1,500, automobile insurance coverage and reimbursement for memberships in social, charitable or religious organizations or clubs for up to $30,000 per year. In the event of Mr. Rudner's death or disability during the term of the agreement, Mr. Rudner or his beneficiaries are entitled to all compensation and benefits under his employment agreement for a period of one year following the date of his death or disability. In the event that Mr. Rudner is terminated "for cause", he will be entitled to receive his salary and earned but unpaid bonuses due up to the date of termination. "Cause" is defined as committing or participating in an injurious act of fraud or embezzlement against the company; engaging in a criminal enterprise involving moral turpitude; conviction of an act constituting a felony of a crime of violence, fraud or dishonesty; or any attempt by Mr. Rudner to assign the employment agreement. In the event that Mr. Rudner is terminated for any other reason other than for cause, death or disability, he will receive all compensation and benefits under his employment agreement for a period of three years following the date of termination. He shall also be entitled to receive a bonus equal to the amount received for the prior year or if no prior bonus was received, an amount equal to $150,000, as well as all earned but unpaid bonuses from previous years. The employment agreement also includes a one year covenant not to compete and non-disclosure provision. The agreement has a perpetual term of three years.

         As of the effective date of the share exchange, Online Vacation Center Holdings, Inc. had an obligation under the terms of Edward Rudner's employment agreement with Online Vacation Center Holdings, Inc. for compensation and benefits in the amount of $579,990. The obligation has been assumed by the Company.

         The description of Mr. Rudner's employment agreement does not purport to be complete and is qualified in its entirety by reference to the exhibits to this report.

         Other Compensation
         ------------------

         Individuals who serve as directors of the Company following the share exchange received options to purchase shares of common stock of the Company in consideration for serving on the board of directors. Messrs. Rudner and Bracken each received options to purchase 200,000 shares of the Company's common stock exercisable at 150% of the market price as of the effective date of the share exchange ($1.27). Mr. Froelich received options to purchase 300,000 shares of the Company's common stock exercisable at 150% of the market price as of the effective date of the share exchange ($1.27). Mr. McKinnon received options to purchase 600,000 shares of common stock in consideration for Mr. McKinnon serving as chairman of the board of directors of the Company. These options are also exercisable at 150% of the market price of the Company's common stock as of the effective date of the share exchange ($1.27). All of these options vest after two years from the date of issuance. The options were issued under the 2005 Management and Director Equity Incentive and Compensation Plan.

         In addition, following the effective date of the share exchange, all directors of the Company receive an annual fee of $25,000 for serving on the board of directors. The chairman of the board of directors shall receive an additional annual fee of $50,000.

         Effective October 2005, Online Vacation Center Holdings, Inc. engaged Mr. McKinnon to provide consulting services for Online Vacation Center Holdings, Inc. In consideration for such services Mr. McKinnon receives a monthly fee of $10,000. Mr. McKinnon will continue to serve as a consultant to the Company following the effectiveness of the share exchange at the same fee rate. The term of the arrangement is on a month to month basis.

INTERESTS OF CERTAIN PERSONS IN THE SHARE EXCHANGE

         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of the date immediately preceding the share exchange and as of the date immediately following the effectiveness of the share exchange and asset sale, by those individuals who serve as directors and by the directors and executive management of the Company (as a group) following the share exchange. The table also includes each person that owns more than 5% of the Company's common stock following the share exchange and asset sale. Shares of common stock subject to options currently exercisable or exercisable within 60 days from the date hereof are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the shareholders below is 1801 N.W. 66th Avenue, Suite 102, Plantation, Florida 33313.

                                           SHARES BENEFICIALLY OWNED                     SHARES BENEFICIALLY OWNED
                                              PRIOR TO ASSET SALE                           FOLLOWING ASSET SALE
                                              AND SHARE EXCHANGE                             AND SHARE EXCHANGE
               Name                       Number           Percentage                 Number               Percentage
               ----                       ------           ----------                 ------               ----------
Alan Rubin(1)                               2,895,000         64.4%              195,000                       1.2%
Edward B. Rudner                                  -0-          -0-            10,384,860(2)                   60.7%
Richard Anthony McKinnon                          -0-          -0-               100,000(3)                     *
Brian P. Froelich                                 -0-          -0-                20,000(4)                     *
Frank Bracken                                     -0-          -0-                   -0-(8)                     *
Reginald Flosse(5)                                -0-          -0-             3,060,050                      18.2%
Pacific Tour Services, Inc.(6)                    -0-          -0-             1,375,310                       8.2%

William A. Cataldo(7)                          75,000           *              2,040,290                      12.1%

Deanna Rudner(9)                                  -0-          -0-             1,680,000                       9.9%
Directors and officers following
share exchange and asset sale
  as a group (4 persons)                          -0-          -0-            10,504,860(2)(3)(4)(8)          60.8%

(1)  Address is 3400 S.W. 26th Terrace, Suite A-1, Dania, Florida  33312.
(2) Includes shares issued pursuant to the share exchange. Includes an aggregate of 1,680,000 shares held in trust for the benefit of Mr. Rudner's children and 1,680,000 shares held by Mr. Rudner's wife. Also includes 80,000 shares that Mr. Rudner purchased privately from Bruce Ginsberg at $.90 per share; 30,000 shares that Mr. Rudner purchased privately from a third party shareholder at $.20 per share; and 75,000 shares of common stock that Mr. Rudner purchased privately from Pacific Tour Services for $2.00 per share. Also includes 300,000 shares of common stock underlying options exercisable at $1.27 per share. Excludes 800 shares of common stock issuable subject to a restricted stock grant. Excludes 100,000 shares of common stock underlying options which vest on March 15, 2007 and 300,000 shares of common stock underlying options that vest on March 15, 2008.
(3) Excludes 600,000 shares of common stock underlying options exercisable at $1.27 per share which vest on March 15, 2008.
(4) Excludes 300,000 shares of common stock underlying options exercisable at $1.27 per share which vest on March 15, 2008.
(5)  Address is B.P. 21426, Papeete, Tahiti.
(6) Voting control held by William A. Cataldo. Address is Suite 912, Executive Center, 1088 Bishop Street, Honolulu, Hawaii 96813.

(7) Includes 589,980 shares held in the Cataldo Family Trust, a trust in which Mr. Cataldo is a beneficiary and protector. Also includes 1,375,310 shares held by Pacific Tour Services and 75,000 shares held by Cataldo Family Partners, Ltd. Address for Mr. Cataldo is Suite 912, Executive Center, 1088 Bishop Street, Honolulu, Hawaii 96813.

(8) Excludes 200,000 shares of common stock underlying options exercisable at $1.27 per share which vest on March 15, 2008.
(9) Mrs. Rudner is the wife of Edward B. Rudner. Excludes shares held by Mr. Rudner and 840,000 shares held in trust for the benefit of the children of Mr. and Mrs. Rudner.
*  Less than 1%

OTHER ACTIONS

         The board of directors and majority shareholders by written consent approved an amendment to the Company's articles of incorporation to eliminate preemptive rights provided to shareholders; change the Company's name to Online Vacation Center Holdings Corp. and to increase the authorized shares of common stock from 30,000,000 shares to 80,000,000 shares. The Company also approved the 2005 Management and Director Equity Incentive and Compensation Plan. The Company has reserved 2,500,000 shares of common stock for issuance under the 2005 Management and Director Equity Incentive and Compensation Plan.

CERTAIN INFORMATION CONCERNING ONLINE VACATION CENTER HOLDINGS, INC.

Overview
--------

Online Vacation Center Holdings, Inc. is an internet-based vacation seller focused on serving the affluent retiree market. Online Vacation Center Holdings, Inc. believes that this reverse merger into a public company will enable it to grow by acquiring or merging with well run, profitable, and highly regarded vacation retailers. Online Vacation Center Holdings, Inc. has not experienced substantial growth over the past two years and has an accumulated deficit of $1,595,380 as of December 31, 2005.

Online Vacation Center Holdings, Inc.'s telephone number is 954-377-6400 and its web site is located at www.onlinevacationcenter.com. Information on its web site is not a part of this report.

Industry
--------

As reported by Travel Weekly, the total domestic US travel market was estimated at $263.8 billion dollars in 2003. Online Vacation Center Holdings, Inc.'s core target market is the tour and cruise portion of that market, estimated at approximately $40 billion dollars in 2003.

Management of Online Vacation Center Holdings, Inc. believes that the leisure travel services industry is highly fragmented and that the combining of complimentary businesses should produce positive results. In addition, Online Vacation Center Holdings, Inc. believes significant internal growth opportunities are available to a well capitalized company providing a broad range of personalized vacation experiences.

Operations
----------

General

Online Vacation Center Holdings, Inc. provides vacation services from its call center located in Plantation, Florida. Sales are completed either via the Internet or through Online Vacation Center Holdings, Inc.'s toll free telephone number (1-800-780-9002). Online Vacation Center Holdings, Inc. currently employs a sales and marketing team of approximately 25 persons. These individuals earn a salary and bonus based on sales generated. Customers may purchase vacation packages 24-hours a day, seven days a week, via the Internet or may contact live telephone operators from 9 a.m. (e.s.t.) to 8 p.m. (e.s.t.) Monday through Friday and 9 a.m. (e.s.t.) to 5 p.m. (e.s.t.) on weekends.

Marketing

Management of Online Vacation Center Holdings, Inc. believes that it has developed a complete marketing program utilizing direct mail, outbound telemarketing and email blasts. By using these methods to repeatedly touch its customers, Online Vacation Center Holdings, Inc. is able to stay in touch with its customers.

Intellectual Property
---------------------

Online Vacation Center Holdings, Inc. has registered three service marks: two for "Online Vacation Center" and one for "Your Personal Vacation Managers".

Personnel
---------

At December 31, 2005, Online Vacation Center Holdings, Inc. had approximately 40 full-time employees. Of Online Vacation Center Holdings, Inc.'s current employees, 25 are sales and marketing personnel, and 15 hold administrative and executive positions. No personnel are covered by a collective bargaining agreement. Online Vacation Center Holdings, Inc. believes its relationship with its employees is good.

Properties
----------

Online Vacation Center Holdings, Inc. has entered into a lease for approximately 10,000 square feet of corporate office space in Plantation, Florida. Total monthly lease payments, which include a proportionate share of building operating expenses, are $14,962 through June 2006 and increase approximately three percent each year thereafter. The current lease term is through June 30, 2008.

Online Vacation Center Holdings, Inc. has the following future minimum lease obligations for its corporate office space at December 31, 2005:

                           Year                               Amount
                           ----                               ------

                           2006                             $   117,233
                           2007                             $   120,749
                           2008                             $    61,267

Competition
-----------

The travel service industry is extremely competitive and has low barriers to entry. Online Vacation Center Holdings, Inc. competes with other distributors of travel services, travel providers, travel agents, tour operators and central reservation service providers. Companies including, but not limited to Travelocity, Expedia and Orbitz, have greater experience, brand name recognition and financial resources than Online Vacation Center Holdings, Inc. You are urged to review the risk factor below addressing competition.

Regulation
----------

Online Vacation Center Holdings, Inc. believes it is in compliance with all federal regulatory requirements, including the CAN-SPAM Act of 2003 which regulates commercial electronic mail on a nationwide basis. Online Vacation Center Holdings, Inc. adheres to the law by properly representing the nature of its commercial email messages, not tampering with source and transmission information and obtaining email addresses through lawful means.

Related Party Transactions
--------------------------

During 2002, Online Vacation Center Holdings, Inc. received a short-term loan in the amount of $250,000 from Edward Rudner, its officer, director and majority shareholder, to fund ongoing operations. The loan has an original maturity date of September 1, 2003 and interest is payable on a quarterly basis at a rate of 8% per annum. Both principal and interest payments were made during 2003 and 2004 and the loan was paid in full during 2004.

On November 16, 2000 Online Vacation Center Holdings, Inc. issued an 8% Subordinate Debenture (the "first Debenture") in the amount of $2,000,000 to Pacific Tour Services, Inc. that was due on January 1, 2008. The first Debenture accrued interest on the unpaid principal balance at a rate of 8% per annum. On June 27, 2001 Online Vacation Center Holdings, Inc. issued an 8% Subordinate Debenture (the "second Debenture") in the amount of $1,000,000 to Pacific Tour Services, Inc. that was due on January 1, 2008. The second Debenture accrued interest on the unpaid principal balance at a rate of 8% per annum. Immediately prior to the share exchange agreement the debentures were exchanged into shares of common stock of Online Vacation Center Holdings, Inc. and then Pacific Tour Services, Inc. subsequently exchanged the shares for shares of common stock of the Company, in accordance with the share exchange agreement.

Effective October 2005, Online Vacation Center Holdings, Inc. engaged Mr. McKinnon to provide consulting services for Online Vacation Center Holdings, Inc. In consideration for such services Mr. McKinnon receives a monthly fee of $10,000. Mr. McKinnon will continue to serve as a consultant to the Company following the effectiveness of the share exchange at the same fee rate.

Legal Proceedings
-----------------

Online Vacation Center Holdings, Inc. is involved from time to time in various legal claims and actions arising in the ordinary course of business. In November 2004, Online Vacation Center Holdings, Inc. reached a settlement agreement with a travel company whereby Online Vacation Center Holdings, Inc. paid $200,000 and agreed to pay $175,000 over twenty months commencing January 2005, with interest on the outstanding balance at 8% per annum. As a result of the settlement agreement, the difference between the accrued liability ($640,815) and the settlement sum ($375,000) was recorded as a gain of $265,815. The gain amount is reflected in its statement of consolidated operations for the year ended December 31, 2004. In September 2005 Online Vacation Center Holdings, Inc. paid the settlement obligation in full. Online Vacation Center Holdings, Inc. is not a party to any other material litigation.

Management's Discussion And Analysis Of Financial Condition And Results Of
--------------------------------------------------------------------------
Operations Of Online Vacation Center Holdings, Inc.
---------------------------------------------------

The following discussion and analysis should be read in conjunction with the Online Vacation Center Holdings, Inc. financial statements and notes thereto included as exhibits to this report. This discussion contains certain forward-looking statements that involve risks and uncertainties. Online Vacation Center Holdings, Inc.'s actual results and the timing of certain events could differ materially from those discussed in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth herein and elsewhere in this information statement.

Overview
--------

Online Vacation Center Holdings, Inc. is an internet-based vacation seller, focused primarily on selling cruises to its customers through its toll-free number and website. Online Vacation Center Holdings, Inc. operates a reservation center in Plantation, Florida. Online Vacation Center Holdings, Inc. acts as a broker for travel arrangements; it has no costs and/or risks associated with unsold travel packages. Online Vacation Center Holdings, Inc. generates revenues from:

o        commissions on cruises
o        commissions on other travel related products
o        commissions on travel insurance
o        marketing performed for travel suppliers

Online Vacation Center Holdings, Inc. currently markets its services by:

o        telemarketing to its existing customer base
o direct mailing to its existing customer base as well as targeted prospects
o        email blasting to its opt in subscription base

Online Vacation Center Holdings, Inc.'s operating expenses include primarily those items necessary to advertise its services, maintain and staff its travel reservation and fulfillment center including technological enhancements, payroll, commissions and benefits, telephone, ticket delivery, general and administrative expenses including rent and computer maintenance fees; and interest, fees and expenses associated with financing activities. Online Vacation Center Holdings, Inc. expects to continue to incur additional operating and selling expenses now that it is a SEC reporting company and moves forward with its growth strategy.

Results of Operations
---------------------

Year Ended December 31, 2005 Compared To Year Ended December 31, 2004
---------------------------------------------------------------------

Revenues. Revenues increased $1,722,998, or 28%, to $7,975,688 for the year ended December 31, 2005 from $6,252,690 for the year ended December 31, 2004. The increase was due to an increase in override revenue, higher average commission per booking, and an increase in the number of bookings.

Operating expenses. Operating expenses, which include sales and marketing expenses and general and administrative expenses, were $5,928,714 for the year ended December 31, 2005 as compared to $5,240,732 for the year ended December 31, 2004 or an increase of $687,982 or 13%. The increase was principally due to an increase in professional fees and compensation expenses described below. For the year ended December 31, 2005, sales and marketing expenses were $2,052,933 as compared to $2,011,445 for the year ended December 31, 2004, an increase of $41,488 or 2%. Sales and marketing expenses primarily consist of sales salaries, commissions, and marketing expenses. For the year ended December 31, 2005, general and administrative expenses were $3,875,781 as compared to $3,229,287 for the year ended December 31, 2004, an increase of $646,494 or 20%. General and administrative expenses primarily include management compensation. The increase is primarily attributable to Online Vacation Center Holdings, Inc.'s growth and partially due to consulting, legal, and accounting expenses incurred during 2005 that are associated with its preparations to go public.

Other Expenses. Other expenses increased to $238,607 for the year ended December 31, 2005 as compared to $8,476 for the year ended December 31, 2004. The increase in other expenses was due a one time settlement gain of $265,815 during the year ended December 31, 2004. The settlement gain during the year ended December 31, 2004 was offset by a net interest expense of $274,291. The net interest expense is associated with the subordinated debentures discussed below.

Benefit for Income Taxes. The benefit for income taxes increased to $412,168 for the year ended December 31, 2005 as compared to $75,813 for the year ended December 31, 2004. The increase in the benefit for income taxes resulted from an increase in the non-cash U.S. income tax provision (prior to the impact of the valuation allowance) and an increase of the valuation allowance benefit. For the year ended December 31, 2005, the non-cash U.S. income tax provision (prior to the impact of the valuation allowance) was $752,800 as compared to $413,651 for the year ended December 31, 2004, an increase of $339,149. For the year ended December 31, 2005, the valuation allowance benefit was $1,164,968 as compared to $489,464 for the year ended December 31, 2004, an increase of $675,504. SFAS No. 109, "Accounting for Income Taxes," requires that Online Vacation Center Holdings, Inc. record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." The valuation allowance was decreased to $1,164,968 or 65% of the gross deferred tax asset of $1,792,258 in 2004 and decreased to $0 or 0% of the gross deferred tax asset of $1,116,148 in 2005 as described below.

At December 31, 2002, Online Vacation Center Holdings, Inc. recorded a valuation allowance of $2,217,158 or 80% of the gross deferred tax asset of $2,771,447. Online Vacation Center Holdings, Inc. decreased the valuation allowance in 2003, 2004, and March 31, 2005. At June 30, 2005, Online Vacation Center Holdings, Inc. had its most profitable quarter to date. Net income before taxes and future revenue increased as compared to the same three month period ending June 30, 2004. Historically, the second quarter of the year is the time that most bookings travel, therefore it would be expected that advanced bookings would significantly decrease. Instead, advanced bookings increased 40% as compared to the same period in 2004. Based on this information, management concluded at that time that it was no longer more likely than not that a portion of the deferred tax asset would not be realized and consequently, Online Vacation Center Holdings, Inc. removed the valuation allowance. Accordingly, Online Vacation Center Holdings, Inc. recorded a net non-cash tax benefit in the quarter ended June 30, 2005 of $644,163, resulting primarily from the effect of a $1,007,748 reversal of the valuation allowance on Online Vacation Center Holdings, Inc.'s deferred tax assets, partly offset by a $363,585 non-cash U.S. income tax provision (prior to the impact of the valuation allowance).

Liquidity and Capital Resources

Cash at December 31, 2005 was $2,213,182. Net income provided by operating activities was $2,046,974 for the year ended December 31, 2005. At December 31, 2005, Online Vacation Center Holdings, Inc. had a working capital surplus of $66,702 and an accumulated deficit of $1,595,380. The accumulated deficit is principally due to customer deposits of $1,575,475 (which are reflected as a current liability) and outstanding subordinated debentures in the amount of $3,000,000. Customer deposits are initially recognized as liabilities and subsequently recognized as revenues upon completion of passenger travel. Also, as discussed below, subsequent to December 31, 2005, all outstanding subordinated debentures were converted to shares of Online Vacation Center Holdings, Inc.'s common stock.

On November 16, 2000, Online Vacation Center Holdings, Inc. borrowed $2,000,000 pursuant to an 8% subordinated debenture in the amount of $2,000,000 that is due on January 1, 2008. On June 27, 2001, Online Vacation Center Holdings, Inc. borrowed $1,000,000 under an 8% subordinated debenture in the amount of $1,000,000 that is also due on January 1, 2008. Interest on the debentures was payable on a quarterly basis. Subsequent to the year ended December 31, 2005, the debenture holder converted its debentures into Online Vacation Center Holdings, Inc. common stock. These shares were exchanged for 1,500,310 shares of the Company's common stock at the effective date of the share exchange with the Company.

Management believes that the existing cash and cash expected to be provided by operating activities will be sufficient to fund the short term capital and liquidity needs of its operations. Online Vacation Center Holdings, Inc. may need to seek to sell equity or debt securities or obtain credit lines from financial institutions to meet its longer-term liquidity and capital requirements, which includes strategic growth through mergers and acquisitions. There is no assurance that Online Vacation Center Holdings, Inc. will be able to obtain additional capital or financing in amounts or on terms acceptable to Online Vacation Center Holdings, Inc., if at all or on a timely basis.

Online Vacation Center Holdings, Inc. has historically been dependent on its relationships with three major cruise lines: Celebrity Cruises, Norwegian Cruise Line and Royal Caribbean Cruise Line. Online Vacation Center Holdings, Inc. also depends on third party service providers for processing certain fulfillment services.

The domestic and international leisure travel industry is seasonal. The results of Online Vacation Center Holdings, Inc. have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry. Net revenues and net income are generally higher in the second and fourth quarters. Online Vacation Center Holdings, Inc. expects seasonality to continue in the future.

Recent Accounting Pronouncements
--------------------------------

Share-Based Payment

In December 2004, the FASB issued a revision of SFAS 123 ("SFAS 123(R)") that requires compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123 and is effective as of January 1, 2006. Based on zero shares and awards outstanding as of December 31, 2005, the adoption of SFAS 123(R) would have no impact on earnings in 2005.

Nonmonetary Exchange

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets--An Amendment of Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on Online Vacation Center Holdings, Inc.'s current financial condition or results of operations.

Share-Based Payment

In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, "Share-Based Payments," ("SAB 107"). The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff's views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management's Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation is reported for the same employees. Online Vacation Center Holdings, Inc. and management are reviewing SAB 107 in conjunction with its review of SFAS 123R.

Conditional Asset Retirement

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47 - "Accounting for Conditional Asset Retirement Obligations - an Interpretation of SFAS 143 (FIN No. 47). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN

No. 47 is effective no later than December 31, 2005. FIN No. 47 did not impact Online Vacation Center Holdings, Inc. for the year ended December 31, 2005.

Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a Replacement of APB No. 20 and FASB 3 (SFAS No.154). SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 "Accounting Changes," previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Critical Accounting Policies

Revenue Recognition
-------------------

Revenues are derived from transactions where Online Vacation Center Holdings, Inc. is the merchant of record and determines the price to the customer. Online Vacation Center Holdings, Inc. has agreements with suppliers for travel packages that it sells. It does not have purchase obligations for unsold travel packages. Online Vacation Center Holdings, Inc. presents revenue in accordance with Staff Accounting Bulletin (SAB) No. 104 "Revenue Recognition in Financial Statements" and Emerging Issues Task Force (EITF) Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent", including the weighing of the relevant qualitative factors regarding Online Vacation Center Holdings, Inc.'s status as a primary obligor, and the extent of their pricing latitude. The method of net revenue presentation does not impact operating profit, net income, earnings per share or cash flows. Based upon Online Vacation Center Holdings, Inc.'s evaluation of sales transactions and in accordance with the various indicators identified in EITF Issue No. 99-19, Online Vacation Center Holdings, Inc.'s suppliers assume the majority of the business risks such as providing the service and the risk of unsold travel packages. As such, all sales transactions are recorded at the net amount, which is the amount charged to the customer less the amount paid to the supplier. Sales transactions are billed to customers at the time of booking, however revenue is not recognized on the accompanying consolidated financial statements until the customers' travel occurs.

Online Vacation Center Holdings, Inc. generally recognized advertising revenues ratably over the advertising period, depending on the terms of the advertising contract. For the years ended December 31, 2005 and 2004, Online Vacation Center Holdings, Inc. derived no revenues from the sales of advertisements on its internet website. Online Vacation Center Holdings, Inc. applies EITF Issue No. 99-17, "Accounting for Advertising Barter Transactions", in the valuation and recognition of barter arrangements, however, during the current period, there was no revenue derived from barter agreements.

Income Taxes

Online Vacation Center Holdings, Inc. accounts for income taxes under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Online Vacation Center Holdings, Inc. has incurred cumulative net operating losses ("NOLs") for financial accounting and tax purposes. The effects of the

NOLs have given rise to a substantial deferred tax asset that has been utilized to offset the provision for income taxes on substantially all earnings generated to date. SFAS No. 109, "Accounting for Income Taxes," requires that Online Vacation Center Holdings, Inc. record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." At December 31, 2002, Online Vacation Center Holdings, Inc. recorded a valuation allowance of $2,217,158 or 80% of the gross deferred tax asset of $2,771,447, resulting in a net benefit recognized of $554,289. Online Vacation Center Holdings, Inc. decreased the valuation allowance in 2003 and 2004, resulting in a benefit recognized of $562,727 and $489,464, respectively. For the years ended December 31, 2003 and 2004, the non-cash U.S. income tax provision (prior to the impact of the valuation allowance) was $565,539 and $413,651. The net effect of the valuation allowance benefit of $562,727 and $489,464 and the recognition of the non-cash U.S. income tax provision (prior to the impact of the valuation allowance) of $565,539 and $413,651 resulted in a provision (benefit) for income taxes of $2,812 and ($75,813) for the years ended December 31, 2003 and 2004, respectively.

At March 31, 2005, Online Vacation Center Holdings, Inc. once again achieved profitability and net income for the quarter, booking activity, and advanced bookings increased as compared to the same three month period ending March 31, 2004. The first three months of the year are known as the "wave season" in the travel industry and many travel companies book a large portion of their business at this time. As would be expected, advanced bookings reached its highest historical level. Based on this information, management concluded at that time that it was more likely than not that a lesser portion of the deferred tax asset would not be realized and consequently, Online Vacation Center Holdings, Inc. decreased the valuation allowance to $1,007,748 or 60% of the gross deferred tax asset of $1,681,695, resulting in a benefit recognized of $157,220. For the three-month period ended March 31, 2005, the non-cash U.S. income tax provision (prior to the impact of the valuation allowance) was $128,563. The net effect of the valuation allowance benefit of $157,220 and the recognition of the non-cash U.S. income tax provision (prior to the impact of the valuation allowance) of $128,563 resulted in a provision (benefit) for income taxes of ($28,657) for the three-month period.

At June 30, 2005, Online Vacation Center Holdings, Inc. had its most profitable quarter since inception. Net income before taxes and future revenues increased as compared to the same three month period ending June 30, 2004. Historically, the second quarter of the year is the time that most bookings travel, therefore it would be expected that advanced bookings would significantly decrease. Instead, advanced bookings increased 40% as compared to the same period in 2004. Based on this information, management concluded at that time that it was no longer more likely than not that a portion of the deferred tax asset would not be realized and consequently, Online Vacation Center Holdings, Inc. removed the valuation allowance. Accordingly, Online Vacation Center Holdings, Inc. recorded a net non-cash tax benefit in the quarter ended June 30, 2005 of $644,163, resulting primarily from the effect of a $1,007,748 reversal of the valuation allowance on Online Vacation Center Holdings, Inc.'s deferred tax assets, partly offset by a $363,585 non-cash U.S. income tax provision (prior to the impact of the valuation allowance).

Risk Factors
------------

Online Vacation Center Holdings, Inc.'s growth strategy is based on a merger and
--------------------------------------------------------------------------------
acquisition strategy and there can be no assurance that Online Vacation Center
------------------------------------------------------------------------------
Holdings, Inc. will be able to identify, acquire or profitably manage additional
--------------------------------------------------------------------------------
businesses or successfully integrate acquired businesses into Online Vacation
-----------------------------------------------------------------------------
Center Holdings, Inc. without substantial costs, delays or other operational or
-------------------------------------------------------------------------------
financial problems.
-------------------

         Online Vacation Center Holdings, Inc. intends to increase its revenues, expand the markets it serves and increase its services through the acquisition or merger of additional operating companies. There can be no assurance that Online Vacation Center Holdings, Inc. will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into Online Vacation Center Holdings, Inc. without substantial costs, delays or other operational or financial problems. Increased competition for acquisition or merger candidates may develop, in which event there may be fewer acquisition and merger opportunities available to Online Vacation Center Holdings, Inc., as well as higher acquisition or merger prices. Further, acquisitions and mergers involve a number of special risks, including possible adverse effects on Online Vacation Center Holdings, Inc.'s operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on Online Vacation Center Holdings, Inc.'s business, financial condition and results of operations. Customer dissatisfaction or performance problems at a single acquired company could also have an adverse effect on the reputation of Online Vacation Center Holdings, Inc. Online Vacation Center Holdings, Inc. may also seek international acquisitions that may be subject to additional risks associated with doing business in foreign countries. In addition, there can be no assurance that businesses acquired will achieve anticipated revenues and earnings.

Since Online Vacation Center Holdings, Inc. may finance future acquisitions and
-------------------------------------------------------------------------------
mergers in part by using shares of common stock for the consideration to be
---------------------------------------------------------------------------
paid, if in the event that the common stock does not maintain a sufficient
--------------------------------------------------------------------------
market value, or potential acquisition and merger candidates are otherwise
--------------------------------------------------------------------------
unwilling to accept common stock as the consideration for the sale of their
---------------------------------------------------------------------------
businesses, The Company may be required to issue additional shares of stock or
------------------------------------------------------------------------------
utilize more of its cash resources, if available, in order to maintain its
--------------------------------------------------------------------------
acquisition program.
--------------------

         Online Vacation Center Holdings, Inc. may finance future acquisitions by using shares of common stock for the consideration to be paid. In the event that the common stock does not maintain a sufficient market value, or potential acquisition and merger candidates are otherwise unwilling to accept common stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to maintain its expansion program. If Online Vacation Center Holdings, Inc. has insufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that other financing will be available on terms Online Vacation Center Holdings, Inc. deems acceptable or if at all. If Online Vacation Center Holdings, Inc. is unable to obtain financing sufficient for all of its desired acquisitions and mergers, it may be unable to fully carry out its expansion strategy. If funding is insufficient, Online Vacation Center Holdings, Inc. may be required to delay, reduce the scope of or eliminate some or all of its expansion programs.

         The Company's common stock has not historically been sufficient to serve as currency because its common stock has and continues to trade at less than $1.00 per share with limited liquidity. Online Vacation Center Holdings, Inc. believes that the new business and potential growth for the surviving business operations will generate greater investor interest and increased liquidity in the publicly trading stock, making it more attractive to serve as currency for the surviving company. Online Vacation Center Holdings, Inc. believes that national online travel services will generate significantly more investor interest than a regional cigar distribution company. However, if the stock continues to trade at historical levels with limited liquidity, Online Vacation Center Holdings, Inc. may be unable to make future acquisitions or may be required to change its acquisition strategy.

Online Vacation Center Holdings, Inc. is dependent upon travel providers for
----------------------------------------------------------------------------
access to their inventory and the loss of a contract, changes in Online Vacation
--------------------------------------------------------------------------------
Center Holdings, Inc.'s pricing agreements or commission schedules or more
--------------------------------------------------------------------------
restricted access to travel providers' capacity could materially decrease Online
--------------------------------------------------------------------------------
Vacation Center Holdings, Inc.'s margins and have a negative effect on Online
-----------------------------------------------------------------------------
Vacation Center Holdings, Inc.'s business, financial condition and results of
-----------------------------------------------------------------------------
operations.
-----------

         Online Vacation Center Holdings, Inc. is dependent upon travel providers for access to their inventory. Other distributors may have similar arrangements with travel providers, some of which may provide better availability or more competitive pricing than that offered by Online Vacation Center Holdings, Inc. Online Vacation Center Holdings, Inc. anticipates that a significant portion of its revenues will continue to be derived from the sale of inventory for relatively few travel providers. Online Vacation Center Holdings, Inc.'s agreements with its travel providers can generally be canceled or modified by the travel provider upon relatively short notice. The loss of a contract, changes in Online Vacation Center Holdings, Inc.'s pricing agreements or commission schedules or more restricted access to travel providers' inventory could have a material adverse effect on Online Vacation Center Holdings, Inc.'s business, financial condition and results of operations.

There can be no assurance that Online Vacation Center Holdings, Inc. will be
----------------------------------------------------------------------------
able to successfully integrate the operations of future acquisitions and mergers
--------------------------------------------------------------------------------
or institute the necessary company-wide systems and procedures to successfully
------------------------------------------------------------------------------
manage the combined enterprise on a profitable basis.
-----------------------------------------------------

         Online Vacation Center Holdings, Inc. will rely on the existing reporting systems of future acquisitions and mergers for financial reporting. There can be no assurance that the management group will be able to continue to effectively manage the combined entity or effectively implement and carry out Online Vacation Center Holdings, Inc.'s internal growth strategy and expansion program. The inability of Online Vacation Center Holdings, Inc. to successfully integrate future acquisitions and mergers would have a material adverse effect on Online Vacation Center Holdings, Inc.'s business, financial condition and results of operations, and would make it unlikely that Online Vacation Center Holdings, Inc.'s expansion program will continue to be successful. Further, there can be no assurance that Online Vacation Center Holdings, Inc.'s strategy to become the leading specialized distributor of leisure travel services will be successful, or that the travelers or travel providers will accept Online Vacation Center Holdings, Inc. as a distributor of a variety of specialized travel services.

Online Vacation Center Holdings, Inc.'s business is currently dependent upon a
------------------------------------------------------------------------------
number of different information and telecommunication technologies and any
--------------------------------------------------------------------------
failure of this technology would decrease the company's revenues.
-----------------------------------------------------------------

         Online Vacation Center Holdings, Inc.'s business is currently dependent upon a number of different information and telecommunication technologies to facilitate its access to information and manage a high volume of inbound and outbound calls. Any failure of this technology would have a material adverse effect on the company's business, financial condition and results of operations. In addition, Online Vacation Center Holdings, Inc. is dependent upon certain third party vendors, for access to certain information. Any failure of these systems or restricted access by Online Vacation Center Holdings, Inc. would have a material adverse effect on Online Vacation Center Holdings, Inc.'s business, financial condition and results of operations.

There can be no assurance that Online Vacation Center Holdings, Inc.'s systems,
-------------------------------------------------------------------------------
procedures and controls will be adequate to support Online Vacation Center
--------------------------------------------------------------------------
Holdings, Inc.'s operations as it expands which could significantly increase the
--------------------------------------------------------------------------------
company's expenses and delay or prevent growth.
-----------------------------------------------

         Online Vacation Center Holdings, Inc. expects to continue to grow internally and through acquisitions and mergers. Online Vacation Center Holdings, Inc. expects to spend significant time and effort expanding existing businesses and identifying, completing and integrating acquisitions and mergers. There can be no assurance that Online Vacation Center Holdings, Inc.'s systems, procedures and controls will be adequate to support Online Vacation Center Holdings, Inc.'s operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified or retained by Online Vacation Center Holdings, Inc. To the extent that the company is unable to manage its growth efficiently and effectively, or is unable to attract and retain qualified management, Online Vacation Center Holdings, Inc.'s business, financial condition and results of operations could be materially adversely affected. While Online Vacation Center Holdings, Inc. has experienced revenue and earnings growth over the past few years, there can be no assurance that Online Vacation Center Holdings, Inc. will continue to experience internal growth comparable to these levels, if at all. Factors affecting the ability of Online Vacation Center Holdings, Inc. to continue to experience internal growth include, but are not limited to, the ability to expand the travel services offered, the continued relationships with certain travel providers and travel agents, the ability to recruit and retain qualified sales personnel and the ability to cross-sell services within Online Vacation Center Holdings, Inc.

Online Vacation Center Holdings, Inc.'s revenues and earnings are especially
----------------------------------------------------------------------------
sensitive to global events that are out of its control.
-------------------------------------------------------

         Online Vacation Center Holdings, Inc.'s results of operations are dependent upon factors generally affecting the travel industry. Online Vacation Center Holdings, Inc.'s revenues and earnings are especially sensitive to events that affect domestic and international air travel and vacation. A number of factors could result in an overall decline in demand for travel, including political instability, armed hostilities, international terrorism, extreme weather conditions, a rise in fuel prices, a decline in the value of the U.S. dollar, labor disturbances, excessive inflation, a general weakening in economic activity and reduced employment in the U.S. These types of events could have a material adverse effect on Online Vacation Center Holdings, Inc.'s business, financial condition and results of operations.

Online Vacation Center Holdings, Inc.'s financial results will be materially
----------------------------------------------------------------------------
impacted by income taxes in the future.
---------------------------------------

         Online Vacation Center Holdings, Inc. has significant deferred tax assets, resulting from domestic net operating loss carryforwards ("NOLs"). SFAS No. 109, "Accounting for Income Taxes," requires that the company record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." At December 31, 2002, Online Center Vacation Holdings, Inc. recorded a valuation allowance for 80% of the gross deferred tax asset. Online Center Vacation Holdings, Inc. decreased the valuation allowance in 2003, 2004, and the first quarter of 2005. At June 30, 2005, management concluded at the time that it was no longer more likely than not that a portion of the deferred tax asset would not be realized and consequently, Online Vacation Center Holdings, Inc. removed the valuation allowance. Accordingly, Online Vacation Center Holdings, Inc. recorded a net non-cash tax benefit in the quarter ended June 30, 2005 of $644,000, resulting primarily from the effect of a $1 million reversal of the valuation allowance on the Company's deferred tax assets, partly offset by a $363,000 non-cash U.S. income tax provision. In reporting periods subsequent to the reversal of the valuation allowance, the Company's reported financial results will include a substantially non-cash provision for income taxes based upon the full prevailing blended federal and state tax rates. As a result, the Company's future reported net income and earnings per share will be materially negatively impacted.

The domestic and international leisure travel industry is seasonal and subject
------------------------------------------------------------------------------
to quarterly fluctuations caused primarily by the seasonal variations in the
----------------------------------------------------------------------------
travel industry which could have a negative effect on Online Vacation Center
----------------------------------------------------------------------------
Holdings, Inc.'s quarterly results of operations.
-------------------------------------------------

         The domestic and international leisure travel industry is seasonal. The results of Online Vacation Center Holdings, Inc.'s have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry. Net revenues and net income are generally higher in the second and fourth quarters. The Company expects seasonality to continue in the future. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions and mergers, changes in the mix of services offered by Online Vacation Center Holdings, Inc. as a result of acquisitions and mergers, internal growth rates, fare wars by travel providers, changes in relationships with certain travel providers, the timing of the payment of overrides by travel providers, extreme weather conditions or other factors affecting travel. Unexpected variations in quarterly results could also adversely affect the price of the common stock, which in turn could limit the ability of Online Vacation Center Holdings, Inc. to expand.

The travel service industry is extremely competitive and has low barriers to
----------------------------------------------------------------------------
entry.
------

         The travel service industry is extremely competitive and has low barriers to entry. Online Vacation Center Holdings, Inc. competes with other distributors of travel services, travel providers, travel agents, tour operators and central reservation service providers, some of which have greater experience, brand name recognition and/or financial resources than Online Vacation Center Holdings, Inc. Online Vacation Center Holdings, Inc.'s travel providers may decide to compete more directly with Online Vacation Center Holdings, Inc. and restrict the availability and/or preferential pricing of their capacity. In addition, other distributors may have relationships with certain travel providers providing better availability or more competitive pricing than that offered by Online Vacation Center Holdings, Inc. Furthermore, some travel agents have a strong presence in their geographic area which may make it difficult for Online Vacation Center Holdings, Inc. to attract customers in those areas.

Online Vacation Center Holdings, Inc.'s operations are dependent on the efforts
-------------------------------------------------------------------------------
and relationships of Edward Rudner and will be dependent on the efforts and
---------------------------------------------------------------------------
relationships of the principals of future acquisitions and mergers. If Mr.
--------------------------------------------------------------------------
Rudner or any of these principals become unable to continue in their role, the
------------------------------------------------------------------------------
Company's business could be adversely affected.
-----------------------------------------------

         Online Vacation Center Holdings, Inc.'s operations are dependent on the efforts and relationships of Edward Rudner. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these individuals become unable to continue in their role the Company's business or prospects could be adversely affected. Although the Company has entered into an employment agreement with Mr. Rudner, there can be no assurance that he will continue in his present capacity for any particular period of time.

Subsequent to the acquisition of Online Vacation Center Holdings, Inc. Edward
-----------------------------------------------------------------------------
Rudner has the ability to control the Company's business and corporate affairs.
-------------------------------------------------------------------------------

         Edward Rudner and his affiliates beneficially own shares of common stock representing approximately 61% of the total voting power of the common stock of the Company. Mr. Rudner will be able to exercise control over the Company's affairs and be able to elect the entire board of directors and to control the disposition of any matter submitted to a vote of stockholders.

ISSUANCE OF SECURITIES UNDER 2005 MANAGEMENT AND DIRECTOR EQUITY INCENTIVE AND COMPENSATION PLAN AND OTHER UNREGISTERED SALES OF EQUITY SECURITIES

         Effective March 16, 2006, the Company made restricted stock grants for an aggregate of 35,000 shares of restricted stock to certain of its employees. The grants were made under the Company's 2005 Management and Director Equity Incentive and Compensation Plan (the "Plan"). Twenty percent of the shares were vested upon grant and the remaining shares will vest in equal installments over a four year period. Pursuant to the grants the Company issued 7,000 shares of common stock to 35 employees. The shares were issued under Section 4(2) of the Securities Act and contain a legend restricting their transferability absent registration or applicable exemption.

AMENDMENT TO PLAN

         Also on March 16, 2006, the board of directors of the Company approved amendments to the Plan. The amendments were also approved by Edward Rudner and his affiliates, constituting a majority of the Company's shareholders. The Plan, subject to delivery to the Company's shareholders of record under an information statement, has been amended as follows:

         Section 3 of the Plan is amended to provide that awards granted under the Plan to any individual in any calendar year can not exceed 1,000,000 shares and incentive stock options granted under the Plan to any individual in any calendar year cannot exceed 1,000,000 shares.

         The provisions of Section 10 of the Plan are deleted, eliminating certain restrictions on exercising rights created under the Plan in the event of a participant's termination of employment.

         Section 6(i) of the Plan is amended by defining "cause" for purposes of the Plan, to mean (i) in the case of a grantee whose employment with the Company or a subsidiary is subject to the terms of an employment agreement which includes a definition of "Cause," the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, (a) the grantee's failure or refusal to perform such grantee's substantive duties or to follow the lawful directives of the Board or the board of directors of a subsidiary, as applicable (or of any superior officer of the Company or a subsidiary having direct supervisory authority over such grantee); (b) the commission of an act of fraud, theft, breach of fiduciary obligation with respect to the Company or a subsidiary or a violation of any material policies of the Company or a subsidiary, as applicable, of which the grantee has had prior notice; (c) dishonesty, willful misconduct, or gross negligence in the performance of any substantive duties;
(d) the indictment for, or conviction of or plea of guilty or nolo contendere to any felony (whether or not involving the Company or a subsidiary) or (e) the violation of any non-competition, confidentiality, conflict of interest or similar provision set forth in an agreement between the grantee and the Company or any of its subsidiaries. Under the original terms of the Plan, "cause" was subject to determination by the Plan committee.

         The descriptions of the asset purchase agreement, share exchange agreement, employment agreement with Mr. Rudner and the Plan do not purport to be complete and are qualified in their entirety by reference to the exhibits to this report.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired. The financial statements required under Item 9.01(a) of Online Vacation Center Holdings, Inc. have been previously filed on Form 8-K/A current report on March 21, 2006.

(b) Proforma Financial Information. Proforma financial information at December 31, 2005 are attached to this report.

(d) Exhibits.

2.1    Asset Purchase Agreement effective March 15, 2006*
2.2    Share Exchange Agreement effective March 15, 2006*
3.1    Amended and Restated Articles of Incorporation*
4.1 2005 Management and Director Equity Incentive and Compensation Plan, as amended*
4.2    Form of Restricted Stock Grant*
4.3    Form of Stock Option*
10.1   Employment Agreement with Edward B. Rudner dated March 16, 2006*

*Previously filed on Form 8-K/A current report on March 21, 2006.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 3, 2006                      ONLINE VACATION CENTER HOLDINGS CORP.

                                         BY:      /s/ EDWARD B. RUDNER
                                                  ---------------------------
                                                  Edward B. Rudner
                                                  Chief Executive Officer


PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Balance Sheet as of December 31, 2005

The following pro forma unaudited consolidated financial information gives effect to the sale of assets and the share exchange. This pro forma balance sheet assumes the transactions occurred as of December 31, 2005. The pro forma unaudited consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the asset sale and share exchange had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of Online Vacation Center after the asset sale and share exchange.

                                                                  Book Value of       Book Value of    Effect of
                                        Alec          Sale of     Alec Bradley prior  Online Vacation  exchange    Post
                                       Bradley     Alec Bradley   to share exchange   Center           of shares   Share Exchange
                                    -----------    ------------   ------------------  ---------------  ---------   --------------
   ASSETS

CURRENT ASSETS
Cash and cash equivalents           $    91,728    $   (91,728)     $        --       $ 2,213,182                    $ 2,213,182
Accounts receivable, net                196,287       (196,287)              --           581,896                        581,896
Inventory                               278,225       (278,225)              --                --                             --
Prepaid expenses and other
  current assets                         44,919        (44,919)              --           220,720                        220,720
                                    -----------    -----------      -----------       -----------    -----------     -----------
Total Current Assets                    611,159       (611,159)              --         3,015,798             --       3,015,798

Restricted cash                              --             --               --           315,000                        315,000
Property and equipment, net              11,694        (11,694)              --           111,100                        111,100
Deferred income taxes                        --             --               --         1,116,148                      1,116,148
Intangible assets, net                    6,410         (6,410)              --            44,314                         44,314
                                    -----------    -----------      -----------       -----------    -----------     -----------
Total Assets                        $   629,263    $  (629,263)     $        --       $ 4,602,360    $        --     $ 4,602,360
                                    ===========    ===========      ===========       ===========    ===========     ===========

   LIABILITIES AND SHAREHOLDERS'
     EQUITY

CURRENT LIABILITIES
Accounts payable and accrued
  liabilities                       $   261,600    $  (261,000)     $        --       $   894,187                    $   894,187
Loan payable - officer                   35,474        (35,474)              --                --                             --
Taxes payable                             8,915         (8,915)              --                --
Deferred revenue, net                        --             --               --           479,434                        479,434
Customer deposits                            --             --               --         1,575,475                      1,575,475
                                    -----------    -----------      -----------       -----------    -----------     -----------
Total Current Liabilities               305,989       (305,989)              --         2,949,096             --       2,949,096

Subordinate Debentures                       --             --               --         3,000,000     (3,000,000)             --
                                    -----------    -----------      -----------       -----------    -----------     -----------
Total Liabilities                       305,989       (305,989)              --         5,949,096     (3,000,000)      2,949,096
                                    -----------    -----------      -----------       -----------    -----------     -----------

Shareholders' Equity (Deficiency)
ORIGINAL CAPITAL STRUCTURE
Common stock, $0.0001 par value,
  30,000,000 shares authorized,
  4,499,777 shares issued
  and outstanding                           450           (270)             180                                               --

Common Stock, 20,000,000 shares
  authorized at $.001 par value;
  171,429 shares issued
  and outstanding                                                                             171           (171)             --

AMENDED CAPITAL STRUCTURE
Common stock, $0.0001 par value,
  80,000,000 shares authorized,
  16,799,777 shares issued
  and outstanding(1)                         --             --               --                            1,680           1,680
Additional paid-in capital               73,510        (73,690)            (180)          248,473      2,998,491       3,246,964
Retained Earnings
  (Accumulated deficit)                 249,314       (249,314)              --        (1,595,380)                    (1,595,380)
                                    -----------    -----------      -----------       -----------    -----------     -----------
Total Shareholders' Equity
 (Deficiency)                           323,274       (323,274)              (0)       (1,346,736)     3,000,000       1,653,264
                                    -----------    -----------      -----------       -----------    -----------     -----------

Total Liabilities & Shareholders'
  Equity                            $   629,263    $  (629,263)     $        (0)      $ 4,602,360    $        --     $ 4,602,360
                                    ===========    ===========      ===========       ===========    ===========     ===========

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2005

The following pro forma unaudited consolidated financial information gives effect to the sale of assets and the share exchange and assumes the transactions occurred as of January 1, 2005. The pro forma unaudited consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the asset sale and share exchange had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of Online Vacation Center after the asset sale and share exchange.

                                                                        Alec Bradley     Online       Effect of
                                            Alec           Sale of        prior to      Vacation      exchange         Post
                                           Bradley       Alec Bradley   share exchange   Center       of shares    Share Exchange
                                        -------------   --------------  -------------- ------------   ----------   --------------
NET SALES                               $   2,587,244   $   (2,587,244)  $          -

Cost of goods sold                          1,637,022       (1,637,022)             -
                                        -------------   --------------   ------------

GROSS PROFIT                                  950,222         (950,222)             -

NET REVENUES                                                                              7,975,688                    7,975,688

OPERATING EXPENSES:
Sales and marketing                           421,629         (421,629)             -     2,052,933                    2,052,933
General and administrative                    504,508         (504,508)             -     3,875,781                    3,875,781
                                        -------------   --------------   ------------  ------------                -------------

INCOME FROM OPERATIONS                         24,085          (24,085)             -     2,046,974                    2,046,974
                                        -------------   --------------   ------------  ------------                -------------
Other expenses:
  Interest expense, net (3)                         -                -              -      (238,607)      240,000          1,393
                                        -------------   --------------   ------------  ------------  ------------  -------------

Total other expenses, net                           -                -              -      (238,607)      240,000          1,393
                                        -------------   --------------   ------------  ------------  ------------  -------------
Earnings from continuing operations
   before provision for income taxes           24,085          (24,085)             -     1,808,367       240,000      2,048,367

Provision (benefit) for income taxes            5,238           (5,238)             -      (412,168)            -       (412,168)
                                        -------------   --------------   ------------  ------------  ------------  -------------

NET INCOME                              $      18,847   $      (18,847)  $          -  $  2,220,535  $    240,000  $   2,460,535
                                        =============   ==============   ============  ============  ============  =============

EARNINGS PER SHARE - Basic              $       0.004   $        0.007   $          -  $      12.95                $       0.146
                                        =============   ==============   ============  ============                =============
Weighted average shares outstanding -
  basic                                     4,499,777       (2,700,000)     1,799,777       171,429    14,828,571     16,799,777
                                        =============   ==============   ============  ============  ============  =============

EARNINGS PER SHARE - Fully Diluted      $       0.004   $        0.007   $          -  $      12.95                $       0.146
                                        =============   ==============   ============  ============                =============
Weighted average shares outstanding -
  fully diluted                             4,499,777       (2,700,000)     1,799,777       171,429    14,828,571     16,799,777
                                        =============   ==============   ============  ============  ============  =============

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOOTNOTES
(1) Reconciliation of common shares outstanding:

    Common stock outstanding as of December 31, 2005                                                4,499,777

    Shares returned to treasury in the sale of assets                                              (2,700,000)

    Issuance of common stock pursuant to share exchange agreement                                  15,000,000
                                                                                                 ------------

Common stock outstanding upon completion of transaction                                            16,799,777
                                                                                                 ============

(2) Weighted average shares outstanding:

    Common stock outstanding upon completion of transaction                                        16,799,777

    Number of shares used in the basic and fully diluted earnings per share calculation            16,799,777
                                                                                                 ============

Following the share exchange, on March 16, 2006, 35,000 restricted shares and 1,860,000 stock options were issued in accordance with the 2005 Management and Director Equity Incentive and Compensation Plan. Of these, 7,000 restricted shares and 300,000 stock options were fully vested on March 16, 2006. The stock options have an exercise price of $1.27 and a five-year life.

(3) Debenture conversion

The debenture holder has irrevocably elected to convert in full $3,000,000 principal amount of the Debentures in accordance with the terms and conditions of the Share Exchange Agreement. Upon the consummation of the transactions contemplated by the Share Exchange Agreement, the Online Vacation Center shareholders and debenture holder will receive an aggregate of 15,000,000 shares of Alec Bradley Cigar common stock. As such, an adjustment for $240,000 in 2005 has been made to remove the interest expense related to the debentures.

SCHEDULE
Per Share Information for Shareholder Groups

                                                                           Public Shareholders, not
                                                 Online Vacation Center       including Alan Rubin         Alan Rubin
                                                 Before      (1) After       Before        After      Before       After (2)
                                                 ------      ---------       ------        -----      ------       ---------
Book Value per Share as of December 31, 2005    $    (0.09)  $     0.10     $   0.07      $   0.10   $   0.07      $   0.11

Total Book Value as of December 31, 2005        (1,346,736)   1,476,148      115,291       157,926    207,983       342,464

Earnings per Share - 12 months 2005             $     0.15   $     0.15     $   0.00      $   0.15   $   0.00      $   0.01

1. The Before per share amounts for Online Vacation Center shareholders is based on 15,000,000 shares outstanding. The net effect is as if Online Vacation Center declared a stock split which resulted in 15 million shares outstanding and the exchange rate was one-to-one.

2. The After per share amounts for Alan Rubin is based on 2,895,000 shares. This reflects the fact that his interest in earnings before the transaction was 64% and it is 100% after the transactions. As such, his earnings per share has increased from $0.004 to $0.007 in 2005. Additionally, $19,190 of his total book value includes his 1.16% ownership of Online Vacation Center. His ownership of Online Vacation Center is not reflected in his earnings per share as it is immaterial and would have no impact.